As filed with the Securities and Exchange Commission on June 7, 2013

Registration File No.: 333-160598

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JARDEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	35-1828377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Theodore Fremd Avenue

Rye, NY 10580

(Address of principal executive offices, including zip code)

Jarden Corporation 2009 Stock Incentive Plan

Jarden Corporation Amended and Restated 2003 Stock Incentive Plan, as amended

(Full title of the plan)

John E. Capps

Executive Vice President, General Counsel and

Secretary

Jarden Corporation

555 Theodore Fremd Avenue

Rye, NY 10580

(Name and address of agent for service)

(914) 967-9400

(Telephone number, including area code, of agent for service)

Copy to:

Robert L. Lawrence, Esq.

Kane Kessler, P.C.

1350 Avenue of the Americas

New York, NY 10019

(212) 541-6222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

Jarden Corporation, a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 (File No. 333-160598) filed and effective July 16, 2009 (the “2009 Registration Statement”), with respect to 888,012 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), after being adjusted to give effect to a 3-for-2 stock split of the Company’s outstanding shares of Common Stock that was effected during the first quarter of 2013, that were previously registered for offer and sale pursuant to the Jarden Corporation 2009 Stock Incentive Plan (the “2009 Incentive Plan”).

On May 30, 2013, the Company’s stockholders approved the Jarden Corporation 2013 Stock Incentive Plan (the “2013 Incentive Plan”), which replaces the 2009 Incentive Plan for all awards of Common Stock granted on or after May 30, 2013, the effective date of the 2013 Incentive Plan (the “Effective Date”). No future grants of awards of Common Stock will be made under the 2009 Incentive Plan. Additionally, pursuant to the 2013 Incentive Plan, the number of authorized shares of Common Stock remaining available for issuance under the 2009 Incentive Plan at the Effective Date, plus the number of shares of Common Stock relating to awards under the 2009 Incentive Plan outstanding at the Effective Date that subsequently are forfeited, expire or otherwise terminate or are settled for cash (in whole or in part) or otherwise do not result in the issuance of shares under the 2009 Incentive Plan, are to be included in the shares of Common Stock available for issuance under the 2013 Incentive Plan. Shares of Common Stock that were previously available for issuance under the 2009 Incentive Plan but that, as of the Effective Date, will be available for issuance under the 2013 Incentive Plan are herein referred to as the “Carryover Shares.”

Accordingly, the Company files this Post-Effective Amendment to deregister the 888,012 Carryover Shares registered under the 2009 Registration Statement. The Company is concurrently filing a separate registration statement on Form S-8 to, among other things, register the Carryover Shares for issuance under the 2013 Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on June 7, 2013.

JARDEN CORPORATION

By:	/s/ Ian G.H. Ashken
	Name:	Ian G.H. Ashken
	Title:	Vice Chairman and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.